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                                  EXHIBIT 5.1

                       OPINION OF MORRISON & FOERSTER LLP


                               September 3, 1996

Digital Microwave Corporation
170 Rose Orchard Way
San Jose, California 95134

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 to be filed by Digital Microwave Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of the Company's Common Stock, $0.01 par value (the "Common Stock").

         As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance of the 500,000 shares of the Common Stock to be reserved for issuance under the Company's 1996 Non-Officer Employee Stock Option Plan.

         It is our opinion that the 500,000 shares of Common Stock which may be issued and sold by the Company, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

                                                   Very truly yours,

                                                   /s/ MORRISON & FOERSTER LLP